ABERCROMBIE & FITCH REPORTS SECOND QUARTER RESULTS

New Albany, Ohio, August 28, 2014: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited financial results that reflected GAAP net income of $12.9 million and net income per diluted share of $0.17 for the thirteen weeks ended August 2, 2014, compared to GAAP net income of $11.4 million and net income per diluted share of $0.14 for the thirteen weeks ended August 3, 2013.

Excluding certain charges, the Company reported adjusted non-GAAP net income of $14.1 million and adjusted non-GAAP net income per diluted share of $0.19 for the second quarter compared to adjusted non-GAAP net income of $13.0 million and adjusted non-GAAP net income per diluted share of $0.16 for the second quarter of last year.

A reconciliation of the GAAP financial measures to the non-GAAP financial measures is included in a table accompanying the consolidated financial statements with this release. As used in the release, "GAAP" refers to accounting principles generally accepted in the United States of America.

Mike Jeffries, Chief Executive Officer, said:

"In the past quarter, we believe we have made great progress in evolving the fashion component of our assortment, and this progress is clearly evident in our Back-to-School presentation. In a continued challenging environment, our sales for the second quarter were somewhat below plan, but we have seen modest improvement since the Back-to-School floorset. We are confident that the evolution of our assortment will drive further improvements going forward, in particular as we move past the headwind of adverse likes in our logo business as we work to strategically reduce that element in our assortment.

Despite the challenging conditions, we were able to exceed our earnings expectations coming into the quarter through continued excellent progress on our profit improvement initiative. We remain highly focused on returning to top-line growth and driving long-term value for our shareholders."

Second Quarter Sales Results

			Comparable Sales
($ in millions)	Net Sales	% Change	Stores	Direct-to-Consumer	Total
U.S.	$546	(9)%	(8)%	5%	(5)%
International	$345	(1)%	(16)%	21%	(9)%
Total Company	$891	(6)%	(11)%	11%	(7)%

U.S. comparable store sales for the second quarter showed slight sequential improvement, while International comparable store sales for the second quarter sequentially declined, particularly in Europe. Direct-to-Consumer comparable sales were positive in the second quarter, but by a lower percentage than in the first quarter.

Net sales by brand for the second quarter were $349.6 million for Abercrombie & Fitch, $70.9 million for abercrombie kids and $464.6 million for Hollister Co. Comparable sales by brand, including direct-to-consumer, decreased 1% for Abercrombie & Fitch, decreased 6% for abercrombie kids, and decreased 10% for Hollister Co.

Additional Second Quarter Results Commentary

The gross profit rate for the second quarter was 62.1%, 180 basis points lower than last year, reflecting an increase in promotional activity.

Stores and distribution expense for the second quarter was $426.3 million, down from $471.7 million last year. Stores and Distribution expense for the quarter included $1.2 million of charges related to the profit improvement initiative. The stores and distribution expense rate for the quarter was 47.9% of net sales, down 200 basis points from last year, driven primarily by savings in store payroll partially offset by higher direct-to-consumer expense.

Marketing, general and administrative expense for the second quarter was $111.0 million, a 6% decrease compared to $117.6 million last year. Marketing, general and administrative expense for the quarter included $0.7 million of charges related to the profit improvement initiative. The decline was primarily due to a reduction in compensation expense, partially offset by an increase in marketing expense.

Net other operating income was $4.3 million for the second quarter, compared to $4.4 million last year, both of which included insurance recoveries.

The effective tax rate for the second quarter was 26.3% compared to 34.7% for last year. On an adjusted non-GAAP basis, the effective tax rate for the second quarter was 29.2%.

The Company ended the second quarter with $550 million in inventory at cost, a decrease of 13% versus the prior year.

During the second quarter, the Company repurchased 1.5 million shares of its common stock at an aggregate cost of $60 million. As of August 2, 2014, the Company had approximately 11.0 million shares remaining available for purchase under its publicly announced stock repurchase authorizations.

The Company ended the second quarter with $311 million in cash and cash equivalents and borrowings of $188 million, compared to $335 million in cash and cash equivalents and borrowings of $143 million last year.

A summary of store openings and closings for the second quarter is included with the financial statement schedules following this release.

Other Developments

On August 7, 2014, the Company, completed the previously announced refinancing of its credit facilities. The new credit facilities consist of a $400 million Asset-Based Revolving Credit Facility, subject to a borrowing base, and a $300 million Term Loan Facility. A portion of the proceeds from the new Term Loan Facility were used to repay the outstanding balance of approximately $128 million under the previously existing Term Loan Facility, to repay outstanding borrowings of $60 million under the existing Revolving Credit Facility, and to pay related fees and expenses associated with the transaction. The balance of the proceeds will be used for working capital and general corporate purposes, including potential share repurchases in accordance with the Company’s previously announced stock repurchase authorizations. As of August 7, 2014, the Asset-Based Revolving Credit Facility had not been drawn upon.

As previously announced, on August 20, 2014, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on September 10, 2014 to stockholders of record at the close of business on September 2, 2014.

Outlook

The Company continues to expect full year diluted earnings per share in the range of $2.15 to $2.35. The guidance is based on the assumption that full year comparable sales will be down by a mid-single-digit percentage.

The guidance also assumes a gross margin rate for the full year that is down slightly compared to Fiscal 2013, with average unit retail pressure and lower shipping and handling revenues partially offset by average unit cost improvement. In addition, the guidance includes an increase in interest expense associated with the refinancing of the Company's credit facilities, and a full year effective tax rate in the mid 30's, which remains sensitive to the mix between international and domestic income.

The above guidance does not include charges related to the Gilly Hicks brand restructuring, the Company's profit improvement initiative, certain corporate governance matters, other potential impairment and store closure charges, or the effect of additional share repurchases.

The Company now anticipates opening a total of 14 full-price international stores throughout the year, including 8 Hollister stores and 5 Abercrombie & Fitch stores. The Company also plans to open approximately 8 to 10 international and U.S. outlet stores during the fiscal year. In addition, the Company now expects to close approximately 60 stores in the U.S. during the fiscal year through natural lease expirations.

The Company continues to expect total capital expenditures for the fiscal year to be approximately $210 million to $220 million.

An investor presentation of second quarter results will be available in the "Investors" section of the Company's website at www.abercrombie.com at approximately 8:00 AM, Eastern Daylight Saving Time, today.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie, Hollister Co. and Gilly Hicks brands. At the end of the second quarter, the Company operated 836 stores in the United States and 161 stores across Canada, Europe, Asia, Australia and the Middle East. The Company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

Today at 8:30 AM, Eastern Daylight Saving Time, the Company will conduct a conference call. Management will discuss the Company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (877) 741-4240 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-4920. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 7867881 or through www.abercrombie.com.

Investor Contact:
ICR, Inc.
(203) 682-8275

Brian Logan
Abercrombie & Fitch
(614) 283-6877
Investor_Relations@abercrombie.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "FORWARD-LOOKING STATEMENTS AND RISK FACTORS" in "ITEM 1A. RISK FACTORS" of A&F's Annual Report on Form 10-K for the fiscal year ended February 1, 2014, in some cases have affected and in the future could affect the Company's financial performance and could cause actual results for Fiscal 2014 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, could have a material adverse effect on our business, results of operations and liquidity; changing fashion trends and consumer preferences, and the ability to manage our inventory commensurate with customer demand, could adversely impact our sales levels and profitability; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; a significant component of our growth strategy is international expansion, which requires significant capital investment, adds complexity to our operations and may strain our resources and adversely impact current store performance; our international expansion plan is dependent on a number of factors, any of which could delay or prevent successful penetration into new markets or could adversely affect the profitability of our international operations; we have increased the focus of our growth strategy on direct-to-consumer sales channels and the failure to successfully develop our position in these channels could have an adverse impact on our results of operations; our direct-to-consumer operations are subject to numerous risks that could adversely impact sales, failure to successfully implement certain growth initiatives may have a material adverse effect on our financial condition or results of operations; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our business could suffer if our information technology systems are disrupted or cease to operate effectively; comparable sales, including direct-to-consumer, may continue to fluctuate on a regular basis and impact the volatility of the price of our Common Stock; extreme weather conditions may negatively impact our results of operations; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions in which most of our stores are located; our net sales fluctuate on a seasonal basis, causing our results of operations to be susceptible to changes in Back-to-School and Holiday shopping patterns; our failure to protect our reputation could have a material adverse effect on our brands; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; interruption in the flow of merchandise from our key vendors and international manufacturers could disrupt our supply chain, which could result in lost sales and increased costs; in a number of our European stores, associates are represented by workers’ councils and unions, whose demands could adversely affect our profitability or operating standards for our brands; we depend upon independent third parties for the manufacture and delivery of all our merchandise; our reliance on two distribution centers domestically and four third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; we rely on third-party vendors as well as other third-party arrangements for many aspects of our business and the failure to successfully manage these relationships could negatively impact our results of operations or expose us to liability for the actions of third-party vendors acting on our behalf; we may be exposed to risks and costs associated with credit card fraud and identity theft that would cause us to incur unexpected expenses and loss of revenues; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; actions of activist stockholders could have a negative effect on our business; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; the effects of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; our inability to obtain commercial insurance at acceptable prices or our failure to adequately reserve for self-insured exposures might increase our expenses and adversely impact our financial results; operating results and cash flows at the store level may cause us to incur impairment charges; we are subject to customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws that could require us to modify our current business practices, incur increased costs or harm our reputation if we do not comply; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our asset-based revolving credit facility and our Term Loan Facility include financial and other covenants that impose restrictions on our financial and business operations; compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results; our inability to successfully implement our long-range strategic plan could have a negative impact on our growth and profitability and our estimates of the expenses that we may incur in connection with the closures of the Gilly Hicks stores could prove to be inaccurate.

Abercrombie & Fitch Co.
Consolidated Statements of Operations
(in thousands, except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	August 2, 2014	% of Net Sales	August 3, 2013	% of Net Sales
	(Unaudited)		(Unaudited)
Net Sales	$890,605	100.0%	$945,698	100.0%
Cost of Goods Sold	337,649	37.9%	341,576	36.1%
Gross Profit	552,956	62.1%	604,122	63.9%
Stores and Distribution Expense	426,301	47.9%	471,722	49.9%
Marketing, General and Administrative Expense	111,033	12.5%	117,646	12.4%
Restructuring Charges	419	0.0%	—	—%
Other Operating Income, Net	(4,290)	(0.5)%	(4,411)	(0.4)%
Operating Income (Loss)	19,493	2.2%	19,165	2.0%
Interest (Income) Expense, Net	2,020	0.2%	1,750	0.2%
Income (Loss) Before Taxes	17,473	2.0%	17,415	1.8%
Tax Expense (Benefit)	4,596	0.6%	6,045	0.6%
Net Income (Loss)	$12,877	1.4%	$11,370	1.2%

Net Income (Loss) Per Share:
Basic	$0.18		$0.15
Diluted	$0.17		$0.14

Weighted-Average Shares Outstanding:
Basic	72,436		77,382
Diluted	73,756		79,267

Abercrombie & Fitch Co.
Consolidated Statements of Operations
(in thousands, except per share data)

	Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2014	% of Net Sales	August 3, 2013	% of Net Sales
	(Unaudited)		(Unaudited)
Net Sales	$1,713,033	100.0%	$1,784,467	100.0%
Cost of Goods Sold	648,418	37.9%	627,178	35.1%
Gross Profit	1,064,615	62.1%	1,157,289	64.9%
Stores and Distribution Expense	843,872	49.2%	920,848	51.6%
Marketing, General and Administrative Expense	234,614	13.7%	236,425	13.2%
Restructuring Charges	6,052	0.4%	—	—%
Other Operating Income, Net	(7,910)	(0.5)%	(5,228)	(0.2)%
Operating Income (Loss)	(12,013)	(0.7)%	5,244	0.3%
Interest (Income) Expense, Net	4,017	0.2%	3,378	0.2%
Income (Loss) Before Taxes	(16,030)	(0.9)%	1,866	0.1%
Tax Expense (Benefit)	(5,236)	(0.3)%	(2,301)	(0.1)%
Net Income (Loss)	$(10,794)	(0.6)%	$4,167	0.2%

Net Income (Loss) Per Share:
Basic	$(0.15)		$0.05
Diluted	$(0.15)		$0.05

Weighted-Average Shares Outstanding:
Basic	73,459		77,853
Diluted	73,459		79,709

Abercrombie & Fitch Co.
Consolidated Balance Sheets
(in thousands)

	August 2, 2014	February 1, 2014	August 3, 2013
ASSETS	(Unaudited)		(Unaudited)
Current Assets
Cash and Equivalents	$310,740	$600,116	$335,023
Receivables	75,679	67,965	92,886
Inventories	550,227	530,192	633,483
Deferred Income Taxes	26,464	21,835	47,057
Other Current Assets	105,983	100,458	107,621
Total Current Assets	1,069,093	1,320,566	1,216,070
Property and Equipment, Net	1,098,240	1,131,341	1,252,841
Other Assets	395,843	399,090	373,932
TOTAL ASSETS	$2,563,176	$2,850,997	$2,842,843

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts Payable and Outstanding Checks	$160,280	$130,715	$195,728
Accrued Expenses	277,592	322,834	291,772
Deferred Lease Credits	31,397	36,165	36,994
Short-Term Portion of Borrowings	75,000	15,000	15,000
Income Taxes Payable	14,955	63,508	39,733
Total Current Liabilities	559,224	568,222	579,227
Long-Term Liabilities
Deferred Lease Credits	$128,678	$140,799	$157,956
Leasehold Financing Obligations	59,937	60,726	61,126
Long-Term Portion of Borrowings	112,500	120,000	127,500
Other Liabilities	211,473	231,757	233,369
Total Long-Term Liabilities	512,588	553,282	579,951
Total Shareholders' Equity	1,491,364	1,729,493	1,683,665

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,563,176	$2,850,997	$2,842,843

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen-Week Period Ended August 2, 2014
(in thousands, except per share data)
(Unaudited)

	GAAP	Excluded Charges (1)	Prior Period Excluded Charges(2)	Adjusted Non-GAAP (3)
Income (Loss) Before Taxes	$17,473	$2,383	$—	$19,856

Tax Expense (Benefit)	4,596	788	410	5,794

Net Income (Loss)	$12,877	$1,595	$(410)	$14,062

Net Income (Loss) Per Diluted Share:	$0.17			$0.19

Diluted Weighted-Average Shares Outstanding:	73,756			73,756
(1) Excluded charges for the second quarter include pre-tax charges of $2.0 million related to the Company's profit improvement initiative and $0.4 million related to restructuring of the Gilly Hicks brand.
(2) Relates to prior period excluded charges, in the first quarter, for a benefit in the effective tax rate primarily as a result of the application of the estimated full year tax rate to the year-to-date results.
(3) Non-GAAP financial measures should not be used as alternatives to net income and net income per diluted share and are also not intended to supersede or replace the Company's GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's operating performance.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-Six Week Period Ended August 2, 2014
(in thousands, except per share data)
(Unaudited)

	GAAP	Excluded Charges(1)	Adjusted Non-GAAP (2)
Income (Loss) Before Taxes	$(16,030)	$17,981	$1,951

Tax Expense (Benefit)	(5,236)	6,104	868

Net Income (Loss)	$(10,794)	$11,877	$1,083

Net Income (Loss) Per Diluted Share:	$(0.15)		$0.01

Diluted Weighted-Average Shares Outstanding:	73,459		74,741
(1) Excluded charges for the year-to-date period, include pre-tax charges of $6.9 million for legal, advisory and other charges related to certain corporate governance matters, $6.1 million related to restructuring of the Gilly Hicks brand, and $5.0 million related to the Company's profit improvement initiative.
(2) Non-GAAP financial measures should not be used as alternatives to net income (loss) and net income (loss) per diluted share and are also not intended to supersede or replace the Company's GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's operating performance.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen-Week Period Ended August 3, 2013
(in thousands, except per share data)
(Unaudited)

	GAAP	Excluded Charges (1)	Adjusted Non-GAAP (2)
Income (Loss) Before Taxes	$17,415	$2,575	$19,990

Tax Expense (Benefit)	6,045	930	6,975

Net Income (Loss)	$11,370	$1,645	$13,015

Net Income (Loss) Per Diluted Share:	$0.14		$0.16

Diluted Weighted-Average Shares Outstanding:	79,267		79,267
(1) Excluded charges for the second quarter include pre-tax charges of $2.6 million related to the Company's profit improvement initiative.
(2) Non-GAAP financial measures should not be used as alternatives to net income and net income per diluted share and are also not intended to supersede or replace the Company's GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's operating performance.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Twenty-Six Week Period Ended August 3, 2013
(in thousands, except per share data)
(Unaudited)

	GAAP	Excluded Charges(1)	Adjusted Non-GAAP (2)
Income (Loss) Before Taxes	$1,866	$2,575	$4,441

Tax Expense (Benefit)	(2,301)	930	(1,371)

Net Income (Loss)	$4,167	$1,645	$5,812

Net Income (Loss) Per Diluted Share:	$0.05		$0.07

Diluted Weighted-Average Shares Outstanding:	79,709		79,709
(1) Excluded charges for the year-to-date period, include pre-tax charges of $2.6 million related to the Company's profit improvement initiative.
(2) Non-GAAP financial measures should not be used as alternatives to net income (loss) and net income (loss) per diluted share and are also not intended to supersede or replace the Company's GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's operating performance.

Abercrombie & Fitch Co.
U.S. Store Count
(Unaudited)
Thirteen-Week Period Ended August 2, 2014

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

May 3, 2014	253	131	456	1	841

New	1	—	—	—	1

Closed	—	(3)	(2)	(1)	(6)

August 2, 2014	254	128	454	—	836

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Thirteen-Week Period Ended August 2, 2014

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

May 3, 2014	23	5	129	—	157

New	2	—	2	—	4

Closed	—	—	—	—	—

August 2, 2014	25	5	131	—	161

Abercrombie & Fitch Co.
U.S. Store Count
(Unaudited)
Twenty-Six Week Period Ended August 2, 2014

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

February 1, 2014	253	131	458	1	843

New	1	1	1	—	3

Closed	—	(4)	(5)	(1)	(10)

August 2, 2014	254	128	454	—	836

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Twenty-Six Week Period Ended August 2, 2014

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

February 1, 2014	22	5	129	7	163

New	3	—	2	—	5

Closed	—	—	—	(7)	(7)

August 2, 2014	25	5	131	—	161